                                                                      EXHIBIT 21

                              LIST OF SUBSIDIARIES

                                         Jurisdiction of Incorporation       Other Names Under Which
    Name of Subsidiary                   or Organization                     Entity Does Business
----------------------------------       -------------------------------     ------------------------

1.   Cott Holdings Inc.                  Delaware & Nova Scotia

2.   Cott USA Corp.                      Georgia

3.   BCB USA Corp.                       Georgia                             Cott Beverages USA, Cott International

4.   Concord Holding GP Inc.             Delaware

5.   Concord Holding LP Inc.             Delaware

6.   Concord Beverage LP                 Delaware                            Cott Beverages USA (Concordville)

7.   Cott International Trading, Ltd.    Barbados

8.   BCB International Holdings          Cayman Islands

9.   BCB European Holdings               Cayman Islands

10.  Cott Retail Brands Limited          United Kingdom

11.  Cott Europe Trading Limited         United Kingdom

12.  Cott Beverages Limited              United Kingdom


Certain subsidiaries are omitted; such subsidiaries, even if combined into one subsidiary, would not constitute a "significant subsidiary" within the meaning of Regulation S-X.